Exhibit 99.1

March 20, 2006

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ELECTS NEW OFFICERS

Anaheim, California – The Board of Directors of Bridgford Foods Corporation (Nasdaq: BRID) has elected William L. Bridgford Chairman of the Board. He succeeds Allan L. Bridgford who was elected Senior Chairman. Bill Bridgford has most recently served as President of Bridgford Foods Corporation with responsibility for the company’s processing operations.

A graduate of Cal State Fullerton, he has worked at Bridgford in management positions for 25 years. He currently serves as a director of the National Meat Association and is on the Audit Committee of the Children’s Hospital of Orange County Foundation.

A native of California, Bill lives in Fullerton with his wife of 29 years, Susan, and youngest son Nicholas.

John V. Simmons was elected President of Bridgford Foods Corporation and succeeds William L. Bridgford. Simmons currently serves as President of the Bridgford Frozen Foods Division. He has been with Bridgford in production and sales management positions for 27 years and is currently based in Dallas, Texas. A graduate of the University of Wisconsin, Simmons lives in Rockwall, Texas with his wife Joan.

The appointments were effective on March 15, 2006 following the company’s annual shareholders meeting.

CONTACT:	Bridgford Foods Corporation
Lorene Salcido (Director, Public Relations)
714-526-5533, ext. 5136